Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 14, 2012

Registration Statement No. 333-170231-09

$1B AmeriCredit Automobile Receivables Trust 2012-5

JT-BOOKS : Barclays (str), CS, JPM, MS

CO-MGRS : C, GS, RBC

Cls	$AMT(MM)	S/F	WAL	E.FNL	L.FNL	BMK+SPD	YLD	COUP	PRICE
A-1	203.400	A-1+/F1+	0.25	5/13	12/13	0.27%	0.27%	0.27%	100.00000
A-2	315.300	AAA/AAA	0.95	6/14	1/16	EDSF+20	0.513%	0.51%	99.99768
A-3	191.590	AAA/AAA	2.04	7/15	6/17	IntS+26	0.628%	0.62%	99.98546
B	76.517	AA/AA	2.84	1/16	11/17	IntS+70	1.131%	1.12%	99.97668
C	94.987	A/A	3.45	9/16	11/18	IntS+120	1.703%	1.69%	99.97660
D	93.403	BBB/BBB	3.95	11/16	12/18	IntS+180	2.368%	2.35%	99.97593
E	24.803	BB/BB	3.97	11/16	5/20	IntS+275	3.321%	3.29%	99.96944

TICKER	:	AMCAR 2012-5	EXPECTED RATINGS	:	S&P/FITCH
EXPECTED SETTLE	:	11/20/12	ERISA ELIGIBLE	:	YES (A1-D)
FIRST PAY DATE	:	12/10/12	BILL & DELIVER	:	BARCLAYS
EXPECTED PRICING	:	PRICED	MIN DEMOM (A1-D)	:	1K X 1K
PRICING SPEED:	:	1.5% ABS @ 10% CLEAN-UP	MIN DENOM (E)	:	100K X 10K
REGISTRATION	:	PUBLIC (A1-D); 144A (E)

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (edgar®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.